Exhibit 2.c
                                                                  EXECUTION COPY

                      AMENDMENT NO. 2 TO PURCHASE AGREEMENT
                      -------------------------------------


         This Amendment No. 2 to Purchase Agreement (this "Amendment") is made and entered into this 11th day of November, 2004, by and among CCE Holdings, LLC, a Delaware limited liability company ("Purchaser"), Enron Operations Services, LLC, a Delaware limited liability company ("EOS"), Enron Transportation Services, LLC, a Delaware limited liability company ("ETS"), EOC Preferred, L.L.C., a Delaware limited liability company ("EOC"), and Enron Corp., an Oregon corporation ("Enron", and, collectively with EOS, ETS and EOC, "Sellers").

         WHEREAS, the parties to this Amendment entered into a Purchase Agreement dated as of June 24, 2004, as amended by that certain Amendment No. 1 to Purchase Agreement dated as of September 1, 2004 (as amended, the "Agreement");

         WHEREAS, Section 12.10 of the Agreement provides that the Agreement (including the schedules and exhibits thereto) may be amended by an instrument in writing signed by each party to the Agreement; and

         WHEREAS, the parties desire to make certain amendments to the Agreement to memorialize their current intent with respect to the subject matter thereof.

         NOW, THEREFORE, in consideration of the premises and agreements herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:

     1. Defined Terms. All capitalized terms used, but not defined, in this Amendment shall have the meanings given to such terms in the Agreement.

     2. Section 10.2(a)(ii). Section 10.2(a)(ii) shall be amended by deleting the word "or" immediately following the semicolon contained therein.

     3. Section 10.2(a)(iii). Section 10.2(a)(iii) shall be amended by adding the word "or" immediately following the semicolon contained therein.

     4. Section 10.2(a)(iv). A new Section 10.2(a)(iv) shall be added to the Agreement as follows:

                                     (iv)  the  indemnification   obligation  of
                  Transwestern  pursuant  to  Section  9.04(c)  of that  certain
                  Transwestern Pipeline Company Credit Agreement dated as of November 13, 2001 with Citicorp North America, Inc. as paying agent and Citicorp North America, Inc. and JPMorgan Chase Bank as Co-Administrative Agents) (the "Citibank Litigation Indemnification Obligation"), but only to the extent such Citibank Litigation Indemnification Obligation arises out of or results from that certain adversary proceeding captioned Enron Corp. et al. v. Citigroup Inc., et al. (In re Enron Corp., et al.), adv. no. 03-93611 (AJG), ch. 11 no.
                  01-16034(AJG)(Bankr. S.D.N.Y. filed December 1, 2003, as amended or supplemented from time to time) (the "Citibank Litigation").

     5. Section  10.2(c).  The following  sentence  shall be added at the end of
Section 10.2(c): "No claim may be asserted nor may any action be commenced against Sellers pursuant to Section 10.2(a)(iv) following entry of an Order of the Bankruptcy Court or other court of competent jurisdiction, if any,(i) dismissing with prejudice all of Enron's claims in the Citibank Litigation against Citibank North America, Inc. and its affiliates subject to such litigation ("Citibank"), and, on notice to and after an opportunity to be heard by Citibank, determining that there are no bases in law or fact for Transwestern to have a Citibank Litigation Indemnification Obligation to Citibank, and either
(A) the time for any available appeal of such Order has expired without such appeal having been taken or (B) no appeal is available, (ii) adjudicating the Citibank Litigation in its entirety in favor of Citibank and, on notice to and after an opportunity to be heard by Citibank, determining that there are no bases in law or fact for Transwestern to have a Citibank Litigation Indemnification Obligation to Citibank, and either (A) the time for any available appeal of such Order has expired without such appeal having been taken or (B) no appeal is available or (iii) approving a complete settlement of the Citibank Litigation that contains a full and complete release of Transwestern with respect to the Citibank Litigation Indemnification Obligation without Transwestern having to pay anything to any party."

     6. Section 10.2(e). Section 10.2(e) shall be amended in its entirety and shall read as follows:

                  (e) The amounts paid by all Sellers for indemnification of Losses under this Agreement (i) pursuant to Sections 10.2(a)(i) and 10.2(a)(ii) shall be limited to, in the aggregate, an amount equal to $50,000,000 (the "Indemnification Cap"), with each Seller limited to an amount equal to the product of its Percentage Interest multiplied by the Indemnification Cap and (ii) pursuant to Section 10.2(a)(iv) shall be limited to, in the aggregate, an amount equal to $137,500,000 plus Allocated Interest and Expenses, if any (the "Special Indemnification Cap"), with each Seller limited to an amount equal to the product of its Percentage Interest multiplied by the Special Indemnification Cap.

     7. Section 10.2(g). Section 10.2(g) shall be amended by adding the phrase ", claim pursuant to Section 10.2(a)(iv)" immediately before the phrase "or claim pursuant to Sections 9.10, 9.11 or 9.12" appearing therein.

     8. Section  10.4(b) The  penultimate  sentence of Section  10.4(b) shall be
amended  by  adding  the  phrase  "or  the  Special   Indemnification   Cap,  as
applicable," after the phrase "Indemnification Cap".

     9. Section 10.7. A new Section 10.7 shall be added to the Agreement as follows:

                                    10.7.  Special  Indemnity  Escrow. To secure
                  the indemnification obligations of Sellers under Section 10.2(a)(iv) hereof, in the event that Enron or an affiliate of Enron who is currently a plaintiff in or who hereafter becomes a plaintiff in the Citibank Litigation receives any cash award or consideration as a result of any judgment or settlement in respect of the Citibank Litigation (the "Citibank Litigation Proceeds"), Sellers and/or the payees of the Citibank Litigation Proceeds shall deposit into an escrow fund, earning market interest (the "Citibank Litigation Proceeds Escrow Fund"), pursuant to an escrow agreement (the "Citibank Litigation Proceeds Escrow Agreement") to be reasonably acceptable to Purchaser, an amount equal to the lesser of (a) $137,500,000 plus any Allocated Interest and Expenses, if any,
                  (b) the aggregate actual Citibank Litigation Proceeds (including any award of interest and expenses) received in connection with any judgment or settlement in connection with the Citibank Litigation, and (c) that portion of the Citibank Litigation Proceeds (including any award of interest and expenses) that is specifically identified in the documentation evidencing the judgment or settlement effecting a resolution of the Citibank Litigation as being attributable to claims in respect of transactions involving Transwestern described in the complaint filed in connection with the Citibank Litigation and as to which, in the case of any such settlement only, Citibank has agreed in writing (whether in the settlement documentation or otherwise) is the absolute cap on any amount it may seek from Transwestern in respect of the Citibank Litigation Indemnification Obligation. Subject to and in accordance with the terms of the Citibank Litigation Proceeds Escrow Agreement, the Citibank Litigation Proceeds Escrow Fund shall be maintained in effect until the earlier of (i) Sellers' indemnification obligation under Section 10.2(a)(iv) hereof having been satisfied in full (by application of amounts deposited in the Citibank Litigation Proceeds Escrow Fund or otherwise) as determined in writing by Purchaser, and
                  (ii) a court of competent jurisdiction having issued a final, nonappealable order, on notice to and after an opportunity to be heard by Citibank, determining that there are no bases in law or fact for the existence of an indemnification claim pursuant to Section 10.2(a)(iv). If and only if a Citibank Litigation Proceeds Escrow Fund is established, the amounts held in the Citibank Litigation Proceeds Escrow Fund shall be the sole recourse, unless Sellers fail to comply with this
                  Section 10.7, of any Purchaser Indemnified Party with respect to any Loss arising out of or resulting from the Citicorp Litigation under Section 10.2(a).

     10. Transfer Group Company Guaranty. Section 8.2(d) shall be amended by substituting the parenthetical therein with a new parenthetical which shall read as follows: "(other than the Citrus Group Companies, the Northern Plains Group Companies and NBP Services Corporation)".

     11. Section 11.1. Section 11.1 shall be amended by adding the following definition:

                                    "Allocated Interest and Expenses" means with
                  respect to any judgment or settlement in respect of the Citibank Litigation in which interest and expenses are awarded, either (a) if specifically identified in the documentation evidencing the judgment or settlement effecting a resolution of the Citibank Litigation as being attributable to claims in respect of transactions involving Transwestern described in the complaint filed in connection with the Citibank Litigation, the aggregate amount of such interest and expenses so identified or (b) if not specifically identified in such documentation, a proportionate share of the aggregate amount of such interest and expenses determined by multiplying such aggregate interest and expenses by a fraction, the numerator of which is $137,500,000 and the denominator of which is the total amount of damages sought by Enron and/or its affiliates in the Citibank Litigation and other proceedings, if any, related to such judgment or settlement, without regard to any award of interest and expenses.

     12. Approval of this Amendment. The obligation of Purchaser to consummate the transactions contemplated by the Agreement is subject to and conditioned upon the obtaining, prior to Closing, of an Order of the Bankruptcy Court, the effectiveness of which has not otherwise been stayed, approving this Amendment substantially in the form hereof, unless the obtaining of such Order is waived by all of the parties hereto.

     13. Entire Agreement. This Amendment, the Agreement, the Confidentiality Agreements, the Transaction Documents and the Stipulation and Order among Debtors, Creditors' Committee and CCE Holdings, LLC Regarding CrossCountry Energy, LLC, including the schedules and exhibits thereto, represent the entire understanding and agreement between the parties hereto with respect to the subject matter hereof and thereof.

     14. No Other Modification. Except as set forth in this Amendment, the terms and conditions of the Agreement shall remain in full force and effect.

     15. Counterparts. This Amendment may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

     16. Governing Law. THIS AMENDMENT, THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AMENDMENT, AND ANY CLAIM OR CONTROVERSY DIRECTLY OR INDIRECTLY BASED UPON OR ARISING OUT OF THIS AMENDMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AMENDMENT (WHETHER BASED ON CONTRACT, TORT, OR ANY OTHER THEORY), INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, SHALL IN ALL RESPECTS BE GOVERNED BY AND INTERPRETED, CONSTRUED, AND DETERMINED IN ACCORDANCE WITH THE APPLICABLE PROVISIONS OF THE BANKRUPTCY CODE AND THE INTERNAL LAWS OF THE STATE OF NEW YORK (WITHOUT REGARD TO ANY CONFLICT OF LAWS PROVISION THAT WOULD REQUIRE THE APPLICATION OF THE LAW OF ANY OTHER JURISDICTION).


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





                  IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers thereunto duly authorized, as of the date first above written.

                                CCE HOLDINGS, LLC


                                By:      /s/ Thomas F. Karam
                                         ---------------------------------
                                         Name:     Thomas F. Karam
                                         Title:    President



                                ENRON OPERATIONS SERVICES, LLC

                                By:      Enron Transportation Services, LLC,
                                         its Sole Member
                                By:      EOC Preferred, L.L.C., its Sole Member
                                By:      Enron Corp., its Sole member


                                By:      /s/ George M. McCormick III
                                         ---------------------------------
                                         Name:     George M. McCormick III
                                         Title:    Managing Director,
                                                   Corporate Development



                                ENRON TRANSPORTATION SERVICES, LLC

                                By:      EOC Preferred, L.L.C., its Sole Member
                                By:      Enron Corp., its Sole Member


                                By:      /s/ George M. McCormick III
                                         ---------------------------------
                                         Name:     George M. McCormick III
                                         Title:    Managing Director,
                                                   Corporate Development

                                EOC PREFERRED, L.L.C.

                                By:     Enron Corp., its Sole Member


                                By:     /s/ George M. McCormick III
                                        ---------------------------------
                                        Name:     George M. McCormick III
                                        Title:    Managing Director,
                                                  Corporate Development



                                ENRON CORP.


                                By:     /s/ George M. McCormick III
                                        ---------------------------------
                                        Name:     George M. McCormick III
                                        Title:    Managing Director,
                                                  Corporate Development